                                                                     EXHIBIT 4.1


                         AMENDMENT AND WAIVER AGREEMENT


     THIS AMENDMENT AND WAIVER AGREEMENT (this "Agreement"), dated as of June 29, 2001, to the Restated Credit Agreement, dated as of November 29, 1999 (as the same may be further amended, supplemented or modified from time to time in accordance with its terms, the "Credit Agreement"), among Water Pik, Inc., a Delaware corporation ("Water Pik"), and Laars, Inc., a Delaware corporation ("Laars" and together with Water Pik, herein referred to as the "Borrowers"), the Guarantors named therein, the financial institutions named therein (the "Lenders") and The Chase Manhattan Bank, as agent (the "Agent") for the Lenders. Capitalized terms used and not otherwise defined herein shall have the meanings attributed thereto in the Credit Agreement.

     WHEREAS, the Borrowers have requested that the Agent and the Lenders amend and waive certain provisions of the Credit Agreement, Security Agreement and Pledge Agreement, and the Lenders are willing to amend and waive such provisions on the terms and conditions hereof;

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and subject to the fulfillment of the conditions set forth below, the parties hereto agree as follows:

     Section 1. AMENDMENTS UNDER CREDIT AGREEMENT

     1.1 There shall be added to Section 1.01 in its appropriate alphabetical sequence a definition of "Customer" to read in its entirety as follows:

          "Customer" shall mean and include the account debtor or obligor with respect to any Receivable.

     1.2 There shall be added to Section 1.01 in its appropriate alphabetical sequence a definition of "EBIT" to read in its entirety as follows:

          "EBIT" shall mean with respect to any person for any period the sum of
     (i) Net Income, (ii) Interest Expense and (iii) federal, state and local income taxes, in each case of such person for such period, computed and calculated in accordance with GAAP, in each case for the corresponding period.

     1.3 There shall be added to Section 1.01 in its appropriate alphabetical sequence a definition of "Private Placement" to read in its entirety as follows:

          "Private Placement" shall mean the private placement by Holdings of its equity securities resulting in the issuance of 1,973,685 shares pursuant to the Stock Purchase Agreement, dated as of December 29, 2000, among Holdings, Special Value Bond Fund, LLC and Special Value Bond Fund II, LLC.

     1.4 The definition of "Eligible Receivables" in Section 1.01 of the Credit Agreement is hereby amended deleting the last sentence thereof in its entirety and substituting therefor the following: "Notwithstanding the foregoing, all Receivables of an applicable Receivables Grantor of any single Customer which, in the aggregate, exceed 10% (or (i) 15% in the case of Lowes, Target Stores and Bed Bath & Beyond, (ii) 20% in the case of K-Mart or Home Depot or (iii) 25% in the case of WalMart or (iv) 35% through and including June 1, 2001 and 25% from June 2, 2001 and thereafter in the case of South Central Pool Supply, provided, that (x) in each case the Agent shall be satisfied, in its sole discretion, that the financial condition of the relevant account debtor at such time has not significantly deteriorated since the Closing Date as determined by the Agent, in its sole discretion, from whatever sources are available to the Agent and (y) the concentration limits for Lowes, Target Stores, Bed Bath & Beyond and WalMart shall automatically be reduced by 5% if there is any down grade in its debt rating by either Standard & Poor's Rating Group or Moody's Investors Service, Inc.) of the total Eligible Receivables of such Receivables Grantor at the time of any such determination shall be deemed not to be Eligible Receivables to the extent of such excess".

     1.5 The definition of "Interest Coverage Ratio" in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and amended and restated as follows:

          "Interest Coverage Ratio" shall mean, with respect to any person for any period, the ratio of (i) EBIT to (ii) the Cash Interest Expense of such person for such period.

     1.6 The definition of "Interest Margin" in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and amended and restated as follows:

          "Interest Margin" and "Revolving Credit Commitment Fee Margin" shall mean, with respect to any Loan, the amount as set forth below as corresponds to the Leverage Ratio computed for Holdings and its subsidiaries on a Consolidated basis for the four consecutive fiscal quarter period ending prior to the date of determination set forth below, determined three (3) Business Days after the delivery of the financial statements to the Agent required pursuant to Section 6.05(a) or (b) hereof, as applicable, together with the corresponding compliance certificates required pursuant to Section 6.05(e) hereof (which certificate shall notify the Agent of any change to the applicable Interest Margin from the previous four consecutive fiscal quarter period), commencing with the financial statements and certificates for the fiscal quarter immediately following the fiscal quarter in which Holdings has completed the Private Placement, or if the Borrowers shall fail to timely deliver such statements and certificates for any such period or during the continuance of an Event of Default, then at the highest Interest Margin and Revolving Credit Commitment Fee Margin provided for herein; provided, however, each of the Interest Margins provided for herein shall be increased by 0.25% for any Loans supported by M&E Availability (which, for purposes hereof and the following paragraph, shall be calculated on the basis that Revolving Credit Loans shall be deemed as first drawn against Eligible Inventory and Eligible Receivables until fully utilized and then as drawn against M&E Availability):

                                         LIBO Rate         Alternate Base Rate         Revolving Credit
            Leverage Ratio            Interest Margin        Interest Margin        Commitment Fee Margin
            --------------            ---------------      -------------------      ---------------------
     Greater than 2.00:1.00                2.25%                  0.50%                     0.50%

     Equal to or less than                 2.00%                  0.50%                     0.50%
     2.00:1.00 but greater than
     1.75:1.00

     Equal to or less than                 1.75%                  0.375%                    0.375%
     1.75:1.00 but greater than
     1.50:1.00

     Equal to or less than                 1.50%                  0.375%                    0.25%
     1.50:1.00 but greater than
     1.25:1.00

     1.25:1.00 or less                     1.25%                  0.25%                     0.175%

     Notwithstanding the above, for the period from the date hereof until the receipt of financial statements for the Fiscal Year ending December 31, 2001, the applicable Interest Margin shall be no less than (A) 2.00% in the case of the LIBO Rate Interest Margin, (B) 0.50% in the case of the Alternate Base Rate Interest Margin and (C) 0.50% in the case of the Revolving Credit Commitment Fee Margin.

     1.7 The definition of "Net Cash Flow" in Section 1.01 of the Credit Agreement is hereby amended by deleting the word "and" in clause (iv) thereof and substituting therefor "," and inserting after clause (v) the following:

          "and (vi) Net Proceeds of the Private Placement solely for the quarters ended June 30, 2001 through and including the quarters ended June 30, 2002."

     1.8 The definition of "Net Proceeds" in Section 1.01 of the Credit Agreement is hereby amended by adding a new sentence at the end thereof to read in its entirety as follows:

          "For the purposes of the definition of Net Proceeds and for no other purpose, the Net Proceeds of the Private Placement shall be deemed to be $13,646,000."

     1.9 The first sentence of Section 2.15(a) of the Credit Agreement is hereby amended by deleting "200 Jericho Quadrangle, Jericho, New York 11753" and substituting therefor "395 North Service Road, 3rd Floor, Melville, New York 11747" as the offices of the Agent.

     1.10 Article Three of the Credit Agreement is hereby amended by adding a new Section 3.03 as follows:

          "SECTION 3.03. Release of Mortgages. Upon the refinancing of any or all real property covered by any or all of the Mortgages on terms satisfactory to the Agent and the Required Lenders, the Agent shall (i) release the relevant Mortgages, (ii) terminate all liens on such refinanced property and (iii) adjust the M&E Availability as reasonably determined by the Agent and the Required Lenders."



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

     1.11 Section 7.01(e)(ii) of the Credit Agreement is hereby amended by deleting "90%" and substituting therefor "100%".

     1.12 Section 7.06(k) of the Credit Agreement is hereby deleted in its entirety and amended and restated as follows:

          "(k) Indebtedness representing loans and advances by one Borrower to another Borrower not to exceed $10,000,000 at any one time outstanding, provided that in each instance such loans and advances are evidenced by promissory notes pledged to the Agent for the ratable benefit of the Lenders;"

     1.13 Section 7.10 of the Credit Agreement is hereby deleted in its entirety amended and restated in its entirety as follows:

          SECTION 7.10. Interest Coverage Ratio. Permit the Interest Coverage Ratio of the Borrowers and their respective subsidiaries on a combined basis for the four consecutive fiscal quarter periods ending on the dates set forth below to be less than the respective amounts set forth below opposite such dates:

                    Period                         Ratio
                    ------                         -----
               June 30, 2001                     4.50:1.00
               September 30, 2001                4.15:1.00
               Thereafter                        5.00:1.00

     1.14 Article Seven of the Credit Agreement is hereby amended by adding a new Section 7.20 as follows:

          Section 7.20. Capital Expenditure. Permit Capital Expenditures of the Borrowers and their respective subsidiaries on a combined basis for the period set forth below to exceed the respective amounts set forth below opposite such period:

                       Period                       Amount
                       ------                       ------
               Fiscal Year ending 2001            $30,000,000
               Fiscal Year ending 2002            $25,000,000
               Fiscal Year ending 2003            $20,000,000
               Fiscal Year ending 2004            $20,000,000


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

     provided, however, that up to 25% of an unused amount may be carried forward to the next succeeding Fiscal Year to be used during such succeeding Fiscal Year only after utilization of all allowed amounts (without regard to such rollover) for Capital Expenditures in such succeeding Fiscal Year.

     1.15 Section 11.01(b) is hereby deleted in its entirety and amended and restated as follows:

     "(b) if to the Agent, at The Chase Manhattan Bank, 1166 Avenue of the Americas, 16th Floor, New York, New York 10036, Attention: WPTI Account Executive (Telecopy No. 212-899-2929), with a copy to Kaye Scholer LLP, at 425 Park Avenue, New York, New York 10022, Attention: Jeffrey M. Epstein, Esq. (Telecopy No. 212-836-6475); and".

     1.16 Schedules 2.01, 2.02 and 2.03 are hereby amended by (i) deleting the address of The Chase Manhattan Bank and replacing it with "1166 Avenue of the Americas, 16th Floor, New York, New York 10036, ATTN: WPTI Account Executive",
(ii) deleting "Bank One, N.A." and replacing it with "Bank One, Arizona, N.A.", and (iii) deleting the address of Bank One, N.A. and replacing it with "Commercial Banking Group, 201 N. Central Avenue, 21st Floor, Dept. AZ1-1178, Phoenix, AZ 85004, Attention: Water Pik Technologies Account Executive".

     1.17 Waterpik International, Inc., a Delaware corporation ("WP International") shall be added as a party to the Credit Agreement and shall be a "Guarantor" as such term is defined in the Credit Agreement. By its execution and delivery of this Agreement, WP International agrees to be bound by all of the terms and provisions of the Credit Agreement that are applicable to it as a Guarantor.

     1.18 Schedule 4.15 to the Credit Agreement is hereby amended by deleting such Schedule in its entirety and substituting, in lieu thereof, Schedule 4.15 attached hereto as Annex 1.

     1.19 Except for the specific amendments set forth in Sections 1.1 through
1.18 of this Agreement, nothing herein shall be deemed to be a waiver of any covenant or agreement contained in the Credit Agreement, and the Borrowers and the Loan Parties hereby agree that all of the covenants and agreements contained in the Credit Agreement are hereby ratified and confirmed in all respects.

     Section 2. WAIVERS UNDER CREDIT AGREEMENT

     2.1 Subject to the receipt by the Agent of the re-appraisal of fixed assets and owned real estate in form and substance satisfactory to the Agent, the Agent and the Lenders hereby waive the $2,500,000 reduction in M&E Availability for each Borrower which was to occur after completion of the Public Offering as specified in the definition of "M&E Availability" in Section 1.01 of the Credit Agreement.

     2.2 Except for the specific waiver set forth above, nothing herein shall be deemed to be a waiver of any covenant or agreement contained in the Credit Agreement.


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

     Section 3. AMENDMENTS UNDER SECURITY AGREEMENT

     3.1 WP International shall be added as a party to the Security Agreement and shall be a "Grantor" as such terms is defined in the Security Agreement. By its execution and delivery of this Agreement, WP International (i) agrees to be bound by all of the terms and provisions of the Security Agreement, (ii) hereby, and thereby, grants a security interest in all assets owned by it which meet the description of Collateral set forth in the Security Agreement to secure all Obligations and (iii) agrees and confirms that it and such assets shall be subject to the terms and provisions of the Security Agreement.

     3.2 Except for the specific amendments set forth in Section 3.1 of this Agreement, nothing herein shall be deemed to be a waiver of any covenant or agreement in the Security Agreement and the Borrowers and the Loan Parties hereby agree that all of the covenants and agreements contained in the Security Agreement are hereby ratified and confirmed in all respects.

     Section 4. AMENDMENTS UNDER PLEDGE AGREEMENT

     4.1 Water Pik shall be added as a party to the Pledge Agreement and shall be a "Grantor" as such term is defined in the Pledge Agreement. By its execution and delivery of this Agreement, (i) Water Pik agrees to be bound by all of the terms and provisions of the Pledge Agreement, (ii) hereby, and thereby, grants a security interest in all assets owned by it which meet the description of Collateral as set forth in the Pledge Agreement to secure all Obligations and
(iii) agrees and confirms that it and such assets shall be subject to the terms and provisions of the Pledge Agreement.

     4.2 Schedule I annexed to the Pledge Agreement shall be deleted in its entirety and replaced with Schedule I annexed hereto as Annex 2.

     4.3 Except for the specific amendments set forth in Section 4.1 and 4.2 of this Agreement, nothing herein shall be deemed to be a waiver of any covenant or agreement in the Pledge Agreement and the Borrowers and the Loan Parties hereby agree that all of the covenants and agreements contained in the Pledge Agreement are hereby ratified and confirmed in all respects.

     Section 5. CONDITIONS PRECEDENT

     Sections 1 through 4 of this Agreement shall become effective upon the execution and delivery of counterparts hereof by the parties listed below and the fulfillment of the following conditions:

     (a) The Borrowers shall deliver to the Agent the results of machinery and equipment appraisals of the Borrowers' property conducted on an orderly liquidation value, in form and substance reasonably satisfactory to the Agent.

     (b) The Borrowers shall deliver to the Agent the results of appraisals conducted of the real property and improvements owned in fee by the Borrowers with respect to which Mortgages have been taken, in each case in compliance with the requirements of FIRREA and applicable regulations and in form and substance reasonably satisfactory to the Agent.

     (c) The Borrowers shall cause WP International to enter into a Guarantee of the Obligations in the form annexed hereto as Annex 3.

     (d) All representations and warranties contained in this Agreement or otherwise made in writing to the Agent in connection herewith shall be true and correct.

     (e) No unwaived event has occurred and is continuing which constitutes a Default or Event of Default under the Credit Agreement.

     (f) The Borrowers shall reimburse the Agent for all of its out-of-pocket expenses, including legal fees, associated with this Agreement, all of which may be charged to the Borrowers' accounts with the Agent.

     (g) The Borrowers shall pay to the Agent certain amendment fees as separately agreed upon in the Fee Letter Agreement, dated June 25, 2001, between The Chase Manhattan Bank and the Borrowers.

     Section 6. CONDITIONS SUBSEQUENT

     6.1 The Borrowers shall either (i) cause Water Pik Technologies Foreign Sales Corporation ("WPTFS") to enter into a Guarantee of the Obligations, execute the Security Documents, and comply with Section 6.12 of the Credit Agreement or (ii) provide assurances satisfactory to the Agent that WPTFS does not and will not hold any assets other than the bank account identified on Annex 4 and will not accept or receive loans, advances or other extensions of credit from any of the Borrowers or any of their subsidiaries.

     6.2 The failure to comply with Section 6.1 of this Agreement by August 15, 2001, shall constitute an Event of Default under the Credit Agreement.

     Section 7. MISCELLANEOUS

     7.1 Each of the Borrowers reaffirms and restates the representations and warranties set forth in Article IV of the Credit Agreement and all such representations and warranties are true and correct on the date hereof with the same force and effect as if made on such date, except as they may specifically refer to an earlier date.

     7.2 Except as herein expressly amended or waived, each of the Credit Agreement, the Security Agreement and the Pledge Agreement are ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms.

     7.3 All references to the Credit Agreement, the Security Agreement and the Pledge Agreement in the Credit Agreement, the Security Documents and the other documents and instruments delivered pursuant to or in connection therewith shall mean each of the Credit Agreement, the Security Agreement and the Pledge Agreement as amended hereby and as the same may in the future be amended, restated, supplemented or modified from time to time.

     7.4 This Agreement may be executed by the parties hereto individually or in combination, in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page by telecopier shall be effective as delivery of a manually executed counterpart.

     7.5 THIS AGREEMENT IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATION LAW OF THE STATE OF NEW YORK, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                           LAARS, INC.


                                           By: /s/ Victor C. Streufert
                                               ---------------------------
                                           Name:  Victor C. Streufert
                                           Title: Vice President - Finance

                                           WATER PIK, INC.


                                           By: /s/ Victor C. Streufert
                                               ---------------------------
                                           Name:  Victor C. Streufert
                                           Title: Vice President - Finance

                                           JANDY INDUSTRIES, INC.,
                                           as a Guarantor


                                           By: /s/ Victor C. Streufert
                                               ---------------------------
                                           Name:  Victor C. Streufert
                                           Title: Vice President - Finance

                                           WATERPIK INTERNATIONAL, INC.
                                           as a Guarantor


                                           By: /s/ Victor C. Streufert
                                               ---------------------------
                                           Name:  Victor C. Streufert
                                           Title: Vice President - Finance

                                           WATER PIK TECHNOLOGIES, INC.


                                           By: /s/ Victor C. Streufert
                                               ---------------------------
                                           Name:  Victor C. Streufert
                                           Title: Vice President - Finance

                                           THE CHASE MANHATTAN BANK,
                                           as Agent and as a Lender


                                           By: /s/ Donna M. DiForio
                                               -----------------------
                                           Name:  Donna M. DiForio
                                           Title: Vice President

                                           BANK ONE, ARIZONA, N.A.,
                                           as a Lender


                                           By: /s/ Gavin Borowiak
                                               -----------------------
                                           Name:  Gavin Borowiak
                                           Title: Vice President

                                           MELLON BANK, N.A.,
                                           as a Lender


                                           By: /s/  Phil Feghali
                                               -----------------------
                                           Name:  Philip Feghali
                                           Title: Vice President

                                           PNC BANK, NATIONAL ASSOCIATION,
                                           as a Lender


                                           By: /s/ Albert D. Perez
                                               -----------------------
                                           Name:  Albert D. Perez
                                           Title: Vice President

                                           UNION BANK OF CALIFORNIA, N.A.
                                           as a Lender


                                           By: /s/ Stephen W. Dunne
                                               -----------------------
                                           Name:  Stephen W. Dunne
                                           Title: Vice President

                                                                         ANNEX 1

                                  SCHEDULE 4.15

                                  SUBSIDIARIES


Water Pik, Inc., a Delaware corporation

Authorized stock consisting of 1,000 shares of Common Stock, $.01 par value 1,000 shares of Common Stock issued to Water Pik Technologies, Inc.

Laars, Inc., a Delaware corporation

Authorized stock consisting of 1,000 shares of Common Stock, $.01 par value 1,000 shares of Common Stock issued to Water Pik Technologies, Inc.

Jandy Industries, Inc., a California corporation

Authorized stock consisting of:

         1,200 shares of Class A Common Stock, $10.00 par value
         6,300 shares of Class B Nonvoting Common Stock, $10.00 par value

         160 shares of Class A Common Stock issued to Laars, Inc.
         840 shares of Class B Nonvoting Common Stock issued to Laars, Inc.

Waterpik International, Inc., a Delaware corporation

Authorized stock consisting of 1,000 shares of Common Stock, $.01 par value 1,000 shares of Common Stock issued to Water Pik, Inc.

                                                                         ANNEX 2


                                   SCHEDULE 1
                               TO PLEDGE AGREEMENT


Description of Pledged Stock

                                                                                                   % of Shares
        Issuer                     Class         Par Value      Cert No(s).     No. of Shares      Outstanding
        ------                     -----         ---------      -----------     -------------      -----------

Water Pik, Inc.                   Common          $  .01            1               1,000              100%

Laars, Inc.                       Common          $  .01            1               1,000              100%

Jandy Industries, Inc.            Class A
                                  Common          $10.00           30                 160
                                                                                                       100%
Jandy Industries, Inc.            Class B
                                  Common          $10.00           31                 840

Waterpik International, Inc.      Common          $  .01            1               1,000         100% owned by
                                                                                                  Water Pik, Inc.

Description of Pledged Debt

                       Description        Maturity             Orig.
Obligation Issuer      of Obligation        Date           Principal Amt.
-----------------      -------------      --------         --------------

                                     None

                                                                         ANNEX 3

                                FORM OF GUARANTEE



                                     - 13 -